Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	October 30, 2013

TELEFLEX REPORTS THIRD QUARTER 2013 RESULTS

Revenues Rise 12.4% to $413.8 million; up 11.6% on Constant Currency Basis

GAAP Diluted EPS of $1.05; Adjusted Diluted EPS of $1.33 up 26.7%

2013 Constant Currency Revenue Growth Expectations adjusted from 10% to 12% to 8.5% to 10%

2013 Adjusted Diluted Earnings per Share Range adjusted from $4.70 to $4.90 to $4.85 to $5.00

Definitive Agreement signed to Acquire Vidacare Corporation

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the third quarter ended September 29, 2013.

Third quarter 2013 net revenues were $413.8 million, an increase of 12.4% over the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 11.6% over the prior year period.

Third quarter 2013 GAAP diluted earnings per share from continuing operations were $1.05, as compared to $0.58 in the prior year period. Third quarter 2013 adjusted diluted earnings per share from continuing operations were $1.33, as compared to $1.05 in the prior year period, an increase of 26.7%.

“Teleflex delivered solid third quarter constant currency revenue growth and continued to successfully execute on our initiatives to expand both gross and operating margins,” said Benson Smith, Chairman, President and Chief Executive Officer. “Our quarterly revenue performance was paced by continued strength in Critical Care, which was aided by the contribution from our acquisition of LMA International in 2012, an improvement in the average selling price of products and the continued introduction of new products to the marketplace. In addition, the third quarter results demonstrate the early benefit of our actions focused on cost control to improve operating leverage in the business.”

Added Mr. Smith, “Despite the improved revenue performance as compared to the first half of 2013, third quarter sales were below our expectations, driven in part by weakness with respect to sales of our OEM and respiratory therapy products. We now expect continued weakness in the performance of those product lines in the fourth quarter as well. In addition, during the fourth quarter, we expect lower revenue in Asia than previously anticipated due to the timing of certain distributor negotiations which are progressing, but slower than originally planned. As a result, we are revising our outlook for full year 2013 constant currency revenue growth to be between 8.5% to 10%.”

“In contrast, our adjusted earnings performance in the third quarter was above our expectations. Based on that, and continued cost reduction efforts, we are raising our adjusted earnings per share estimate to between $4.85 and $5.00 per share.”

“Finally, yesterday we announced our entry into a definitive agreement to acquire Vidacare Corporation for $262.5 million, net of cash acquired. This acquisition will expand our vascular access product portfolio by adding a defining technology focused on intraosseous, or inside the bone, access devices. While we expect to complete the transaction by the end of the year, it is not expected to significantly impact our financial results for full year 2013. However, we expect the transaction to contribute approximately $68 million to $72 million of revenue and approximately $0.10 to $0.15 in adjusted earnings per share in fiscal year 2014, excluding non-recurring purchase accounting items and other acquisition and integration related costs,” said Smith.

THIRD QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Product Group Revenues

Critical Care third quarter 2013 net revenues were $289.3 million, an increase of 18.7% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 17.9% compared to the prior year period. The increase in constant currency revenue was due to higher sales of anesthesia, vascular, urology and interventional access products. The growth in sales of anesthesia products was primarily due to the contribution from the LMA International business (“LMA”), which was acquired in October of 2012. Constant currency sales growth was partially offset by a decline in sales of respiratory products as compared to the third quarter of 2012.

Surgical Care third quarter 2013 net revenues were $73.2 million, an increase of 5.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 3.9% compared to the prior year period. The increase in constant currency revenue was due to higher sales of ligation, suture and access products, partially offset by a decline in sales of general surgical instrument products as compared to the third quarter of 2012.

Cardiac Care third quarter 2013 net revenues were $17.6 million, a decrease of 1.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues also decreased 1.6% compared to the prior year period. The decrease in constant currency revenue was due to a decline in sales of intra-aortic balloon pumps as compared to the third quarter of 2012.

OEM and Development Services (“OEM”) third quarter 2013 net revenues were $33.7 million, a decrease of 8.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues decreased 9.4% compared to the prior year period. The decrease in constant currency revenue was primarily due to a decline in sales of catheter, extrusion and performance fiber products as compared to the third quarter of 2012.

	Three Months Ended		% Increase/ (Decrease)
	September 29, 2013	September 30, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$289.3	$243.7	17.9%	0.8%	18.7%
Surgical Care	73.2	69.6	3.9%	1.3%	5.2%
Cardiac Care	17.6	17.9	(1.6%)	—	(1.6%)
OEM	33.7	36.9	(9.4%)	0.9%	(8.5%)

Total	$413.8	$368.1	11.6%	0.8%	12.4%

Segment Revenues

Americas third quarter 2013 net revenues were $192.5 million, an increase of 13.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 13.8% compared to the prior year period. The increase in constant currency revenue was largely due to LMA product sales, price increases and new product introductions, partially offset by lower sales volume of existing products as compared to the third quarter of 2012.

EMEA third quarter 2013 net revenues were $132.3 million, an increase of 14.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 9.6% compared to the prior year period. The increase in constant currency revenue was due to LMA product sales, price increases, higher sales volume of existing products and new product introductions as compared to the third quarter of 2012.

Asia third quarter 2013 net revenues were $55.3 million, an increase of 21.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2013 net revenues increased 25.2% compared to the prior year period. The increase in constant currency revenue was due to LMA product sales, higher sales volume of existing products and price increases.

	Three Months Ended		% Increase/ (Decrease)
	September 29, 2013	September 30, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$192.5	$169.6	13.8%	(0.3%)	13.5%
EMEA	132.3	116.0	9.6%	4.4%	14.0%
Asia	55.3	45.6	25.2%	(4.0%)	21.2%
OEM	33.7	36.9	(9.4%)	0.9%	(8.5%)

Total	$413.8	$368.1	11.6%	0.8%	12.4%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for the first nine months of 2013 were $79.0 million compared to $69.2 million for the prior year period.

Cash and cash equivalents at September 29, 2013 were $326.4 million compared to $337.0 million at December 31, 2012.

Net accounts receivable at September 29, 2013 were $313.7 million compared to $298.0 million at December 31, 2012.

Net inventories at September 29, 2013 were $346.1 million compared to $323.3 million at December 31, 2012.

Net debt obligations at September 29, 2013 were $710.3 million compared to $692.7 million at December 31, 2012.

ACQUISITION OF VIDACARE CORPORATION

As previously announced, the Company has entered into a definitive agreement to acquire privately-held Vidacare Corporation, the leading provider of intraosseous, or inside the bone, access devices.

The transaction, which Teleflex intends to initially fund with borrowings under its revolving credit facility, is valued at $262.5 million, net of cash acquired. The acquisition is subject to customary closing conditions, including receipt of certain regulatory approvals and is expected to be completed in the fourth quarter of 2013.

Based on the anticipated date of closing, the acquisition is not expected to significantly impact Teleflex’s 2013 revenue and adjusted earnings per share. The transaction is expected to contribute approximately $68 million to $72 million of revenue and approximately $0.10 to $0.15 in adjusted earnings per share in fiscal year 2014, excluding non-recurring purchase accounting items and other acquisition and integration related costs.

2013 OUTLOOK

The Company’s updated financial estimates for full year 2013 are as follows:

Constant currency revenue growth between 8.5% and 10%. This compares to the previously provided constant currency revenue growth range of between 10% and 12%.

Adjusted diluted earnings per share in the range of $4.85 to $5.00. This compares to the previously provided adjusted diluted earnings per share range of $4.70 to $4.90.

2013 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share	$3.45	$3.60

Restructuring and impairment charges, net of tax	$0.50	$0.50

Intangible amortization expense, net of tax	$0.75	$0.75

Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted diluted earnings per share	$4.85	$5.00

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 6, 2013, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 49689482.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income and in the Reconciliation of Consolidated Statement of Income Items set forth below.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

•	Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring program, as well as goodwill and other asset impairment charges; (ii) loss on extinguishment of debt; (iii) the gain or loss on sales of businesses and assets; (iv) losses and other charges related to acquisition costs, the reversal of reserves related to certain contingent consideration liabilities and a previously announced stock keeping unit rationalization program, and a litigation verdict against the Company with respect to a non-operating joint venture; (v) the amortization of the debt discount on the Company’s convertible notes; (vi) charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011; (vii) intangible amortization expense; and (viii) tax benefits resulting from the resolution of prior years’ tax matters and the filing of prior years’ amended tax returns. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

•	Constant currency revenue. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended – September 29, 2013
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$209.8	$115.2	$7.1	$1.3	$13.8	$5.2	$45.5	$1.05	43,264
Adjustments				—
Restructuring and other impairment charges	—	—	7.1	—	—	1.5	5.6	$0.13	—
Loss on extinguishment of debt	—	—	—	1.3	—	0.5	0.8	$0.02	—
Losses and other charges (A)	1.8	(3.3)	—	—	—	0.9	(2.3)	($0.05)	—
Amortization of debt discount on convertible notes	—	—	—	—	2.9	1.0	1.8	$0.04	—
Intangible amortization expense	—	12.5	—	—	—	4.2	8.3	$0.19	—
Tax Adjustment (C)	—	—	—	—	—	4.1	(4.1)	($0.09)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	$0.04	(1,428)
Adjusted basis	$208.0	$106.0	—	—	$10.9	$17.4	$55.6	$1.33	41,836

Quarter Ended - September 30, 2012
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$187.5	$114.9	$1.1	—	$18.2	$7.2	$24.3	$0.58	41,511
Adjustments
Restructuring and other impairment charges	—	—	1.1	—	—	0.4	0.7	$0.02	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—
Losses and other charges (A)	—	9.9	—	—	—	1.5	8.4	$0.20	—
Early termination of interest rate swap (B)	—	—	—	—	3.7	1.3	2.3	$0.06	—
Amortization of debt discount on convertible notes	—	—	—	—	2.7	1.0	1.7	$0.04	—
Intangible amortization expense	—	11.1	—	—	—	4.0	7.0	$0.17	—
Tax adjustment (C)	—	—	—	—	—	1.3	(1.3)	($0.03)	—
Shares due to Teleflex under note hedge (D)	—	—	—	—	—	—	—	$0.01	(347)
Adjusted basis	$187.5	$94.0	—	—	$11.8	$16.8	$43.0	$1.05	41,164

(A)	In 2013, losses and other charges include approximately ($4.4) million, net of tax, or ($0.10) per share, related to the reversal of a contingent consideration liability; $2.1 million, net of tax, or $0.05 per share, primarily related to acquisition and severance costs. In 2012, losses and other charges include approximately $8.4 million, net of tax, or $0.20 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under the Company’s senior credit facility. At the date of termination, the interest rate swap was in a liability position, resulting in a cash payment by the Company to the counterparty of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the third quarter of 2012, the impact of the amortization, net of tax, was approximately $2.3 million, or $0.06 per share.
(C)	The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.
(D)	Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Nine Months Ended – September 29, 2013
	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$631.7	$358.4	—	$29.2	—	$1.3	$42.1	$19.0	$116.3	$2.69	43,246
Adjustments
Restructuring and other impairment charges	—	—	—	29.2	—	—	—	6.1	23.1	$0.53	—
Gain/(loss) on sales of businesses and assets	—	—	—	—	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—	1.3	—	0.5	0.8	$0.02	—
Losses and other charges (A)	2.0	(6.7)	—	—	—	—	—	2.4	(7.0)	($0.16)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	—	8.4	3.1	5.3	$0.12	—
Intangible amortization expense	—	37.1	—	—	—	—	—	12.7	24.3	$0.56	—
Tax Adjustment (D)	—	—	—	—	—	—	—	9.6	(9.6)	($0.22)	—
Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	—	$0.12	(1,438)
Adjusted basis	$629.7	$328.0	—	—	—	—	$33.7	$53.4	$153.1	$3.66	41,808

Nine Months Ended - September 30, 2012
	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$582.9	$333.0	$332.1	$0.1	$0.3	—	$53.6	$3.0	($213.1)	($5.22)	40,831
Adjustments
Goodwill impairment	—	—	332.1	—	—	—	—	17.0	315.1	$7.72	—
Restructuring and other impairment charges	—	—	—	0.1	—	—	—	(0.1)	0.1	—	—
Gain/(loss) on sales of businesses and assets	—	—	—	—	(0.3)	—	—	—	(0.3)	($0.01)	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	—	—
Losses and other charges (A)	—	11.1	—	—	—	—	—	1.9	9.2	$0.23	—
Early termination of interest rate swap (B)	—	—	—	—	—	—	11.1	4.0	7.0	$0.17	—
Amortization of debt discount on convertible notes	—	—	—	—	—	—	7.8	2.8	5.0	$0.12	—
Intangible amortization expense	—	32.3	—	—	—	—	—	11.8	20.5	$0.50	—
Anti-dilutive effect on EPS (C)	—	—	—	—	—	—	—	—	—	($0.03)	368
Tax adjustment (D)	—	—	—	—	—	—	—	9.0	(9.0)	($0.22)	—
Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	—	$0.01	(123)
Adjusted basis	$582.9	$289.6	—	—	—	—	$34.8	$49.4	$134.6	$3.28	41,076

(A)	In 2013, losses and other charges include approximately ($12.5) million, net of tax, or ($0.29) per share, related to the reversal of contingent consideration liabilities; $5.0 million, net of tax, or $0.12 per share, primarily related to acquisition and severance costs; and ($0.4) million, net of tax, or ($0.01) per share, related to a reserve reversal associated with a previously announced stock keeping unit (“SKU”) rationalization charge; and $0.8 million, net of tax, or $0.02 per share, related to a litigation verdict against the Company with respect to a non-operating joint venture. In 2012, losses and other charges include approximately $0.5 million, net of tax, or $0.01 per share, related to contingent consideration liabilities; $8.7 million, net of tax, or $0.22 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company to the counterparty of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the first nine months of 2012, the impact of the amortization, net of tax, was approximately $7.0 million, or $0.17 per share.
(C)	The Company presents per share results using basic weighted average shares, and separately presents diluted per share results, which reflect with the impact of dilution on income. Under applicable accounting guidance, if a company has a net loss from continuing operations, as was the case for the Company in 2012, no common shares that potentially may be issued are included in the computation of diluted per-share amounts because such inclusion would result in an anti-dilutive per share amount. However, the Company had net income on an adjusted basis in 2012. Therefore, common shares that would have a dilutive effect on adjusted net income are deemed to be outstanding for purposes of the calculation of 2012 adjusted diluted earnings per share.
(D)	The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.
(E)	Adjusted diluted shares are calculated by including the anti-dilutive impact of the convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	September 29, 2013	December 31, 2012
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,700

Long term borrowings	980,688	965,280

Unamortized debt discount	51,312	59,720

Total debt obligations	1,036,700	1,029,700

Less: cash and cash equivalents	326,437	337,039

Net debt obligations	$710,263	$692,661

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,200 people worldwide and serves healthcare providers in more than 140 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2013 constant currency revenue growth and adjusted diluted earnings per share, the expected impact on revenues and earnings per share resulting from the acquisition of Vidacare Corporation and the expected completion date of the acquisition. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; unexpected expenditures in connection with the effectuation of our acquisition of Vidacare; costs and length of time required to comply with legal requirements and regulatory approvals applicable to certain aspects of the acquisition, unanticipated difficulties in connection with customer reaction to the acquisition; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 29, 2013	September 30, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$413,796	$368,054
Cost of goods sold	209,804	187,487

Gross profit	203,992	180,567
Selling, general and administrative expenses	115,228	114,878
Research and development expenses	15,638	14,760
Restructuring and other impairment charges	7,084	1,088

Income from continuing operations before interest, loss on extinguishments of debt and taxes	66,042	49,841
Interest expense	13,948	18,493
Interest income	(144)	(340)
Loss on extinguishments of debt	1,250	—

Income from continuing operations before taxes	50,988	31,688
Taxes on income from continuing operations	5,209	7,237

Income from continuing operations	45,779	24,451

Operating income (loss) from discontinued operations (including loss on disposal of $38 for the three month period in 2012)	38	(831)
Taxes (benefit) on income (loss) from discontinued operations	(991)	1,690

Income (loss) from discontinued operations	1,029	(2,521)

Net income	46,808	21,930
Less: Income from continuing operations attributable to noncontrolling interest	234	188

Net income attributable to common shareholders	$46,574	$21,742

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.11	$0.59
Income (loss) from discontinued operations	0.02	(0.06)

Net income	$1.13	$0.53

Diluted:
Income from continuing operations	$1.05	$0.58
Income (loss) from discontinued operations	0.03	(0.06)

Net income	$1.08	$0.52

Dividends per common share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	41,132	40,890
Diluted	43,264	41,511

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$45,545	$24,263
Income (loss) from discontinued operations, net of tax	1,029	(2,521)

Net income	$46,574	$21,742

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Nine Months Ended
	September 29, 2013	September 30, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$1,245,732	$1,131,953
Cost of goods sold	631,730	582,908

Gross profit	614,002	549,045
Selling, general and administrative expenses	358,431	332,965
Research and development expenses	47,169	40,015
Goodwill impairment	—	332,128
Restructuring and other impairment charges	29,205	84
Gain on sales of businesses and assets	—	(332)

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	179,197	(155,815)
Interest expense	42,566	54,944
Interest income	(458)	(1,324)
Loss on extinguishments of debt	1,250	—

Income (loss) from continuing operations before taxes	135,839	(209,435)
Taxes on income (loss) from continuing operations	18,958	2,961

Income (loss) from continuing operations	116,881	(212,396)

Operating loss from discontinued operations (including gain on disposal of $2,226 for the nine month period in 2012)	(1,746)	(7,951)
Tax benefit on loss from discontinued operations	(1,547)	(1,668)

Loss from discontinued operations	(199)	(6,283)

Net income (loss)	116,682	(218,679)
Less: Income from continuing operations attributable to noncontrolling interest	629	701

Net income (loss) attributable to common shareholders	$116,053	$(219,380)

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$2.83	$(5.22)
Loss from discontinued operations	(0.01)	(0.15)

Net income (loss)	$2.82	$(5.37)

Diluted:
Income (loss) from continuing operations	$2.69	$(5.22)
Loss from discontinued operations	(0.01)	(0.15)

Net income (loss)	$2.68	$(5.37)

Dividends per common share	$1.02	$1.02

Weighted average common shares outstanding:
Basic	41,087	40,831
Diluted	43,246	40,831

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$116,252	$(213,097)
Loss from discontinued operations, net of tax	(199)	(6,283)

Net income (loss)	$116,053	$(219,380)

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 29, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$326,437	$337,039
Accounts receivable, net	313,706	297,976
Inventories, net	346,116	323,347
Prepaid expenses and other current assets	33,393	28,712
Prepaid taxes	36,239	27,160
Deferred tax assets	44,122	46,882
Assets held for sale	10,435	7,963

Total current assets	1,110,448	1,069,079
Property, plant and equipment, net	320,542	297,945
Goodwill	1,241,393	1,249,456
Intangible assets, net	1,048,154	1,058,792
Investments in affiliates	1,703	2,066
Deferred tax assets	932	296
Other assets	65,191	61,863

Total assets	$3,788,363	$3,739,497

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,700
Accounts payable	70,783	75,165
Accrued expenses	77,760	65,064
Current portion of contingent consideration	4,708	23,693
Payroll and benefit-related liabilities	66,104	74,586
Accrued interest	8,983	9,418
Income taxes payable	20,964	15,573
Other current liabilities	13,823	6,206

Total current liabilities	267,825	274,405
Long-term borrowings	980,688	965,280
Deferred tax liabilities	417,078	419,266
Pension and postretirement benefit liabilities	153,966	170,946
Noncurrent liability for uncertain tax positions	58,662	68,292
Other liabilities	47,882	59,771

Total liabilities	1,926,101	1,957,960
Commitments and contingencies
Total common shareholders’ equity	1,860,039	1,778,950
Noncontrolling interest	2,223	2,587

Total equity	1,862,262	1,781,537

Total liabilities and equity	$3,788,363	$3,739,497

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 29, 2013	September 30, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$116,682	$(218,679)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	199	6,283
Depreciation expense	30,735	26,159
Amortization expense of intangible assets	37,072	32,263
Amortization expense of deferred financing costs and debt discount	11,228	10,739
Loss on extinguishments of debt	1,250	—
Impairment of long-lived assets	3,354	—
Stock-based compensation	8,426	6,170
In-process research and development impairment	4,494	—
Gain on sales of businesses and assets	—	(332)
Goodwill impairment	—	332,128
Deferred income taxes, net	(457)	(27,217)
Other	(24,442)	(2,442)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(12,395)	1,934
Inventories	(23,576)	(4,619)
Prepaid expenses and other current assets	(5,420)	10,144
Accounts payable and accrued expenses	(2,113)	(2,047)
Income taxes receivable and payable, net	(10,820)	(31,352)

Net cash provided by operating activities from continuing operations	134,217	139,132

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(54,640)	(46,092)
Proceeds from sales of businesses and assets, net of cash sold	—	66,605
Investments in affiliates	(50)	(80)
Payments for businesses and intangibles acquired, net of cash acquired	(40,450)	(55,697)

Net cash used in investing activities from continuing operations	(95,140)	(35,264)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	382,000	—
Repayment of long-term borrowings	(375,000)	—
Debt extinguishment, issuance and amendment fees	(6,365)	—
Decrease in notes payable and current borrowings	—	(706)
Proceeds from stock compensation plans	6,395	7,714
Payments for contingent consideration	(16,367)	(6,930)
Payments to noncontrolling interest shareholders	(736)	—
Dividends	(41,915)	(41,661)

Net cash used in financing activities from continuing operations	(51,988)	(41,583)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(2,167)	(6,477)
Net cash used in investing activities	—	(2,351)

Net cash used in discontinued operations	(2,167)	(8,828)

Effect of exchange rate changes on cash and cash equivalents	4,476	(2,716)

Net (decrease) increase in cash and cash equivalents	(10,602)	50,741
Cash and cash equivalents at the beginning of the period	337,039	584,088

Cash and cash equivalents at the end of the period	$326,437	$634,829